SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RENOVIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Renovis, Inc. will be held on June 1, 2007, at 1:00 p.m. Pacific time, at the company’s headquarters at Two Corporate Drive, South San Francisco, California, for the following purposes:

•	to elect three directors to hold office until the 2010 annual meeting of stockholders or until the election and qualification of their respective successors;

•	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year 2007; and

•	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 23, 2007 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. You may inspect a complete list of stockholders eligible to vote at the meeting at our offices during the ten days prior to the meeting. All stockholders are cordially invited to attend the annual meeting.

By order of the Board of Directors:

Alan C. Mendelson

Secretary

May 4, 2007

Two Corporate Drive

South San Francisco, California 94080

RENOVIS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 1, 2007

INTRODUCTION

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at Two Corporate Drive, South San Francisco on June 1, 2007 at 1:00 p.m. Pacific time, and at any adjournments or postponements of the annual meeting.

This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. We will not pay any additional compensation to directors, officers or other employees for such services but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders.

A copy of our Annual Report to Stockholders for the year ended December 31, 2006, this proxy statement and accompanying proxy card will be first mailed to stockholders on or about May 4, 2007.

Our principal executive offices are located at Two Corporate Drive, South San Francisco, California 94080, telephone (650) 266-1400.

Quorum and Voting Requirements

Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of our common stock at the close of business on April 23, 2007 are entitled to notice of, and to vote at, the meeting. On that date, 29,577,165 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of those shares will constitute a quorum. Each share of common stock is entitled to one vote.

There are no statutory or contractual rights of appraisal or similar remedies available to stockholders in connection with any matter to be acted on at the meeting.

A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States, or alternatively you may vote via telephone or on-line. Instructions for telephone or on-line voting are included with the enclosed proxy card.

The election of the director nominees requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, by checking the appropriate box on your proxy card you may cast your votes in favor of, or withhold your votes with respect to, some or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting for Proposal Nos. 1 and 2. With respect to any other business that may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in determining whether a matter has been approved. Because an abstention or broker non-vote is not treated as a “vote” for or against a particular matter, it will generally not have any impact on a proposal.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, voting by telephone, voting on-line as described in the enclosed proxy card or submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card or vote by telephone or on-line whether or not you plan to attend the meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Chief Financial Officer, c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080;

•	submitting a later dated proxy; or

•	attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with your instructions.

All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

PROPOSAL NO. 1:

ELECTION OF NOMINEES TO BOARD OF DIRECTORS

General Information

Our Amended and Restated Certificate of Incorporation provides for three classes of directors that serve staggered terms of one, two or three years as is designated at the time of a director’s election. There are currently three Class I directors, whose terms expire at the annual meeting of stockholders in 2007, three Class II directors, whose terms expire in 2008 and two Class III directors whose terms expire in 2009. Three nominees for director are to be elected as Class I directors at the annual meeting of stockholders. The nominees are Corey S. Goodman, Ph.D., Bruce L.A. Carter, Ph.D., and Edward E. Penhoet, Ph.D., each of whom currently serves as a Class I director and was previously elected by stockholders or appointed by the Board of Directors. The Nominating and Governance Committee recommended to the Board of Directors that Dr. Goodman, Dr. Carter and Dr. Penhoet be nominated for election to this class, each for a three-year term ending on the date of the annual meeting in 2010 or until a successor is duly elected or appointed. Proxies cannot be voted for more than three persons.

Each nominee for director has consented to being named in this proxy statement and has indicated his or her willingness to serve if elected. Proxies received by us will be voted for the nominees. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, we will vote the proxies for any substitute nominee we may designate.

Each nominee for election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date such person initially became a director, which is set forth below. The following table sets forth information as of April 1, 2007 with respect to our directors, including three persons nominated for election at the meeting.

Name of Nominee or Director	Age	Position	Director Since
John P. Walker(1)(2)	58	Chairman of the Board of Directors	2002
Corey S. Goodman, Ph.D.	55	President and Chief Executive Officer, Director	2001
Bruce L.A. Carter, Ph.D.(1)	63	Director	2005
Nancy M. Crowell(2)(3)	58	Director	2001
Anthony B. Evnin, Ph.D.(3)	66	Director	2000
John H. Friedman(2)	53	Director	2003
Judith A. Hemberger, Ph.D.(3)	59	Director	2005
Edward E. Penhoet, Ph.D.(1)	66	Director	2000

(1)	Member of the Nominating and Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

The principal occupations and positions for at least the past five years of our directors and director nominees are as follows:

Class I Nominees for Election to the Board of Directors for a Three-Year Term Ending in 2010

Corey S. Goodman, Ph.D., has served as our President and Chief Executive Officer and a Director since September 2001 and is a co-founder of Renovis. From 1987 to 2001, Dr. Goodman was a professor at the University of California, Berkeley, most recently as the Evan Rauch Professor of Neuroscience, the Director of the Wills Neuroscience Institute and an Investigator with the Howard Hughes Medical Institute. From 1979 to 1987, Dr. Goodman was on the faculty of Stanford University. Dr. Goodman is a member of the National Academy of Sciences, American Academy of Arts and Sciences and the American Philosophical Society. Dr. Goodman’s honors include the Alan T. Waterman Award in 1983, the Gairdner Award in 1997 and the

March-of-Dimes Prize in Developmental Biology in 2001. Dr. Goodman is Vice President of the McKnight Endowment Fund for Neuroscience. Dr. Goodman co-founded Exelixis, Inc., a biotechnology company, in 1994. Dr. Goodman received a B.S. in Biology from Stanford University, a Ph.D. in Neurobiology from the University of California, Berkeley and was a postdoctoral fellow at the University of California, San Diego.

Bruce L.A. Carter, Ph.D., has been a member of our Board of Directors since April 2005. Since April 2005, Dr. Carter has been the Chairman of ZymoGenetics, Inc., a biotherapeutic company, and since April 1998, has been its President and Chief Executive Officer. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S, a healthcare company, the former parent company of ZymoGenetics. From 1994 to December 1998, Dr. Carter served as Chairman of ZymoGenetics and, from 1988 to 1994, served as its President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter received a B.S. in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London. In addition to Renovis, Dr. Carter is a member of the board of directors of Epigenomics A.G., a biotechnology company, ZymoGenetics and Ark Therapeutics, a healthcare company, as well as certain private companies.

Edward E. Penhoet, Ph.D., has been a member of our Board of Directors since January 2000, served as our Chairman from January 2000 until November 2005 and is a co-founder of Renovis. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a principal of Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. In December 2004, Dr. Penhoet was appointed Vice Chairman of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington. In addition to Renovis, Dr. Penhoet is a member of the board of directors of ZymoGenetics, as well as certain private companies.

Class II Directors Continuing in Office Until the Annual Meeting of Stockholders in 2008

Nancy M. Crowell has been a member of our Board of Directors since December 2001. From May 2000 through December 2005, Ms. Crowell served as a Partner of Flagship Ventures, a venture capital firm, and was a founding General Partner of Flagship Ventures’ Applied Genomic Technology Capital Fund. Prior to joining Flagship Ventures in 2000, Ms. Crowell was a Partner and Managing Director at Cowen and Company from 1989 to 1999. Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to joining Cowen, Ms. Crowell held various investment banking and research positions at Robert Fleming Inc., Dean Witter Reynolds, Inc., Merrill Lynch & Co., Inc. and Citibank International. Ms. Crowell received a B.A. in Psychology from Wellesley College and an M.B.A. from the Haas School of Business at the University of California, Berkeley. In addition to Renovis, Ms. Crowell is a member of the board of directors of Cell Genesys, Inc., a biotechnology company.

John H. Friedman has been a member of our Board of Directors since August 2003. Mr. Friedman has been Managing General Partner of Easton Capital Partners, a private venture capital fund, since 2006, and is the Managing Partner of Easton Hunt Capital Partners, L.P., a private venture capital fund he founded in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. Prior to joining Security Pacific, Mr. Friedman was a Managing Director and Partner at

E.M. Warburg, Pincus & Co., Inc., where he was employed from 1981 to 1989. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP and during 1980 he was employed at Shearson Loeb Rhoades. Mr. Friedman received a B.A. in History from Yale College and a J.D. from Yale Law School. In addition to Renovis, Mr. Friedman is Co-Chairman of the Cold Spring Harbor Lab’s President’s Council and a member of the board of directors of YM BioSciences, Inc., a biotechnology company, as well as several private companies.

John P. Walker has been a member of our Board of Directors since December 2002, served as Vice Chairman of our Board of Directors from July 2004 to November 2005 and was appointed Chairman of our Board of Directors in November 2005. In December 2006, Mr. Walker was appointed Interim Chief Executive Officer of Novacea, Inc., a biotechnology company, where he has served as Chairman of the Board since August 2006. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corp., Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. In addition to Renovis, Mr. Walker is a member of the board of directors of Geron Corporation, Affymax, Inc. and Novacea, each a biopharmaceutical company, as well as several privately held biotechnology companies.

Class III Directors Continuing in Office Until the Annual Meeting of Stockholders in 2009

Anthony B. Evnin, Ph.D., has been a member of our Board of Directors since July 2000. Dr. Evnin is a Managing General Partner of Venrock Associates, a venture capital firm, where he has been a Partner since 1975. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. In addition to Renovis, Dr. Evnin is a member of the board of directors of Coley Pharmaceutical Group, Inc., Icagen, Inc., Infinity Pharmaceuticals, Inc., Memory Pharmaceuticals Corp., Pharmos Corporation and Sunesis Pharmaceuticals Incorporated, each a biopharmaceutical company, as well as several private companies.

Judith A. Hemberger, Ph.D., has been a member of our Board of Directors since July 2005. Dr. Hemberger has served as Interim Chief Executive Officer of The Macroflux Corporation, a drug development company, since August 2006. Dr. Hemberger was a co-founder of Pharmion Corporation and served as its Executive Vice President and Chief Operating Officer and a director from its inception in 2000 to April 2006. From 1997 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 through 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (St. Benedictine College), a Ph.D. in Pharmacology from University of Missouri and an M.B.A. from Rockhurst College. Dr. Hemberger currently serves on the board of directors of and ZymoGenetics, PRA International, a contract research organization, and HealthShares, Inc., an investment company.

Board Independence and Corporate Governance

The laws and rules governing public companies and the Nasdaq Stock Market, or Nasdaq, listing requirements oblige our Board of Directors to determine the independence of its members and discuss in detail certain aspects of its corporate governance and its various committees. Accordingly, our Board of Directors has determined that Dr. Penhoet, Dr. Carter, Ms. Crowell, Dr. Evnin, Mr. Friedman, Dr. Hemberger and Mr. Walker, which individuals constitute a majority of our Board of Directors, are independent (as independence is currently defined by the Nasdaq listing standards).

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. The code promotes the ethical and honest conduct of our officers and employees and addresses the identification and disclosure of conflicts of interest, the importance of accurate and reliable company records, such as financial records and public reports, and compliance with laws and regulations. The code of conduct is available on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.” Renovis also has standards and guidelines for the conduct of its employees and officers that are set forth in Renovis’ employee handbook. If we make any substantive amendments to the code of conduct or grant any waiver from a provision of the code of conduct to any of our executive officers or directors, we will make them available through our website as they are adopted.

To date we have not adopted a formal process for stockholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Nominating and Governance Committee continues to consider to the adoption of a formal process for stockholder communications with our Board of Directors and, if adopted, we will publish it promptly and post it to our website.

The Board of Directors and its Committees

During the fiscal year ended December 31, 2006, the Board of Directors held seven meetings and acted by written consent three times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings of committees on which he or she served that were held during the period in 2006 in which he or she was a director or committee member, respectively. Currently, Renovis does not maintain a formal policy regarding director attendance at the annual meeting of stockholders. Of our directors, Dr. Carter, Dr. Evnin, Mr. Friedman, Dr. Hemberger and Dr. Penhoet did not attend our annual meeting of stockholders held in 2006. Our Board of Directors has a standing Compensation Committee, Audit Committee and Nominating and Governance Committee.

Compensation Committee

Our Compensation Committee designs, reviews and makes recommendations to our Board of Directors regarding our compensation plans, policies and programs, especially those regarding executive compensation. Our Board of Directors has adopted a written charter for the Compensation Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Compensation Committee administers our Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, Amended and Restated 2005 Employment Commencement Incentive Plan, Amended and Restated 2006 Employment Commencement Incentive Plan, 2007 Employment Commencement Incentive Plan, currently outstanding employment inducement stock options covering a total of 41,496 shares granted to an executive hired in August 2004, or Employment Inducement Options, and the corporate bonus plan. The Compensation Committee is comprised of Dr. Evnin, as the Chairperson, Ms. Crowell and Dr. Hemberger. All of the members of the Compensation Committee are independent (as independence is defined by the Nasdaq listing standards). The Compensation Committee met nine times during 2006 and acted by unanimous written consent one time. All members attended each meeting held during 2006. The report of our Compensation Committee is included on page 23 of this proxy statement and the Compensation Discussion and Analysis is included on page 16.

Audit Committee

Our Audit Committee assists our Board of Directors with its oversight responsibilities regarding (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function, if any, and our independent registered public accountants. Our Audit Committee selects our independent registered public accounting firm, approves all fee arrangements with the independent registered public accounting firm, reviews our annual audit and meets with our independent registered public accounting firm to review our internal controls and financial management practices. Our Board of Directors has adopted a written charter for the Audit Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Audit Committee is currently comprised of Mr. Friedman, as the Chairperson, Mr. Walker and Ms. Crowell. Yasunori Kaneko, M.D., served as chairperson of the Audit Committee until June 2006, when he did not stand for reelection to the Board. At that time, Ms. Crowell joined the Audit Committee. The Audit Committee met nine times during 2006. Our Board of Directors has determined that all three current members of the Audit Committee are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Securities Exchange Act, or Exchange Act, and the Nasdaq listing standards. Our Board of Directors has determined that Mr. Walker is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The report of our Audit Committee is included on page 34 of this proxy statement.

Nominating and Governance Committee

Our Nominating and Governance Committee assists our Board of Directors with its responsibilities regarding the identification of individuals qualified to become Board members, the selection of the director nominees for the next annual meeting of stockholders and the selection of director candidates to fill any vacancies on our Board of Directors. The Nominating and Governance Committee is also responsible for developing and recommending to our Board of Directors a set of corporate governance guidelines and principles. Our Board of Directors has adopted a written charter for the Nominating and Governance Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Nominating and Governance Committee is currently comprised of Dr. Penhoet, as the Chairperson, Dr. Carter and Mr. Walker. The Nominating and Governance Committee met once during 2006. All members attended the meeting held in 2006. Drs. Penhoet and Carter and Mr. Walker are independent members of the Board (as independence is defined by Nasdaq listing standards).

Before recommending an individual to our Board of Directors for Board membership, the Nominating and Governance Committee canvasses the members of our Board of Directors and management team for the names of potential members for our Board of Directors. The Committee keeps our Board of Directors regularly apprised of its discussions with potential members, and the names of potential members received from its current members, management and stockholders, if the stockholder notice of nomination is timely made. Our Board of Directors has not adopted a fixed set of minimum qualifications for candidates for Board membership.

The Nominating and Governance Committee will consider a number of criteria, including some or all of the following factors, in recommending candidates for election to our Board of Directors: (i) experience in corporate governance, such as an officer or former officer of a publicly held company; (ii) experience in the biotechnology industry; (iii) experience as a board member of another publicly held company; and (iv) academic expertise in an area of our operations. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. In the case of a nominee to a board committee, the candidate must also satisfy the independence requirements of Nasdaq listing standards, applicable Securities and Exchange Commission, or SEC, rules and regulations, and the company’s corporate governance guidelines and principles. In addition, nominees for membership on the Audit Committee, Compensation Committee and Nominating and Governance Committee must satisfy the selection criteria specified in the relevant committee charter. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of Renovis and the long-term interests of stockholders. Given the current needs of our Board of Directors and Renovis to maintain a balance of knowledge, experience and capability, the Nominating and Governance Committee considers several individual factors, such as the potential member’s area of expertise and the usefulness of that area of expertise to Renovis, the reasonable availability of the potential member, and the potential member’s character and reputation. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Renovis during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships or transactions that might impair such directors’ independence. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Governance Committee will consider stockholders’ nominations for directors only if written notice is timely received by the Secretary of Renovis at Two Corporate Drive, South San Francisco, California 94080, in accordance with our Bylaws. To be timely, notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, in which case notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Nominating and Governance Committee has not received any recommended nominations from any of Renovis’ stockholders for the 2007 annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

2006 Director Compensation

The following information outlines the compensation paid to the non-employee members of our Board of Directors, including annual board and committee retainer fees, meeting attendance fees and stock option grants for the fiscal year ended December 31, 2006. Members of our Board of Directors who are our employees do not receive any additional compensation for service on our Board of Directors.

Name	Fees Earned or Paid in Cash($) (1)	Option Awards($)(2)		Total($)
Bruce L.A. Carter, Ph. D.	18,250	152,247	(3)	170,497
Nancy M. Crowell	25,125	111,719	(3)	136,844
Anthony B. Evnin, Ph.D.	25,000	111,684	(3)	136,684
John H. Friedman	28,000	111,684	(3)	139,684
Judith A. Hemberger, Ph.D.	24,250	220,912	(3)	245,162
Edward E. Penhoet, Ph.D.	23,875	121,120	(3)	144,995
John P. Walker	40,750	236,876	(4)	277,626

(1)	Represents cash compensation in the form of annual board and committee retainer fees and fees earned in connection with attendance of meetings of the board and committees of the board.
(2)

Represents non-cash share based compensation for all options granted to non-employee members of our Board of Directors accounted for under the fair value method in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123(R)), as of

January 1, 2006. For a discussion of valuation assumptions, see Note 10 to our 2006 Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	The aggregate grant date fair value, pursuant to SFAS 123(R), of the 11,111 stock options awarded to each of the non-employee directors, except for Mr. Walker, on January 16, 2006, with an exercise price of $18.19 per share, was $102,247.
(4)	The aggregate grant date fair value, pursuant to SFAS 123(R), of the 22,222 stock options awarded to Mr. Walker, the Chairman of the Board of Directors, on January 16, 2006, with an exercise price of $18.19 per share, was $204,494.

The company currently provides the non-employee members of our Board of Directors the following cash compensation in the form of retainers and meeting attendance fees:

(i) Three Thousand Dollars ($3,000) per calendar quarter for all non-employee members of our Board of Directors for their service as a member of our Board of Directors, plus an additional Three Thousand Dollars ($3,000) per calendar quarter for service as Chairman of our Board of Directors, each payable at the end of each calendar quarter; plus

(ii) One Thousand Dollars ($1,000) for each regular or special Board meeting attended by such director in person or by conference telephone; plus

(iii) Six Hundred Twenty Five Dollars ($625) per calendar quarter for each member of the Audit Committee for their service as a member of the Audit Committee, plus an additional Six Hundred Twenty Five Dollars ($625) per calendar quarter for service as Chairperson of the Audit Committee, each payable at the end of each calendar quarter; plus

(iv) Three Hundred Seventy Five Dollars ($375) per calendar quarter for each member of the Compensation Committee for their service as a member of the Compensation Committee, plus an additional Three Hundred Seventy Five Dollars ($375) per calendar quarter for service as Chairperson of the Compensation Committee, each payable at the end of each calendar quarter; plus

(v) Two Hundred Fifty Dollars ($250) per calendar quarter for each member of the Nominating and Governance Committee for their service as a member of the Nominating and Governance Committee, plus an additional Two Hundred Fifty Dollars ($250) per calendar quarter for service as Chairperson of the Nominating and Governance Committee, each payable at the end of each calendar quarter; plus

(vi) For members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Five Hundred Dollars ($500) for each meeting of each such committee attended by such director in person, and Two Hundred Fifty Dollars ($250) for each meeting of each such committee attended by such director by telephone or videoconference; plus

(vii) Reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Effective July 1, 2007, the company will provide non-employee director the following cash compensation in the form of retainers:

(i) Six Thousand Two Hundred Fifty Dollars ($6,250) per calendar quarter for all non-employee members of our Board of Directors for their service as a member of our Board of Directors, plus an additional Six Thousand Two Hundred Fifty Dollars ($6,250) per calendar quarter for service as Chairman of our Board of Directors, each payable at the end of each calendar quarter; plus

(ii) Two Thousand Five Hundred Dollars ($2,500) per calendar quarter for service as a member of the Audit Committee, or Three Thousand Seven Hundred Fifty Dollars ($3,750) per calendar quarter for service as Chairperson of the Audit Committee, each payable at the end of each calendar quarter; plus

(iii) One Thousand Five Hundred Dollars ($1,500) per calendar quarter for service as a member of the Compensation Committee, or Two Thousand Five Hundred Dollars ($2,500) per calendar quarter for service as Chairperson of the Compensation Committee, each payable at the end of each calendar quarter; plus

(iv) One Thousand ($1,000) per calendar quarter service as a member of the Nominating and Governance Committee, or One Thousand Six Hundred Twenty Five Dollars ($1,625) per calendar quarter for service as Chairperson of the Nominating and Governance Committee, each payable at the end of each calendar quarter; plus

(v) Reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

In addition, we grant options to purchase shares of our common stock to our directors under our Amended and Restated 2003 Stock Plan, or the 2003 Stock Plan. Under the 2003 Stock Plan, each non-employee director receives an initial grant of options when they join our Board of Directors, and annual grants thereafter on a date determined by our Board of Directors in its discretion, which date shall, to the extent practicable, be consistent with the date on which annual “replenishment” grants of options are made to employees generally, or the Annual Grant Date. Our Board of Directors in its discretion may change the Annual Grant Date from year to year. The initial grant, and each annual grant, gives each non-employee director an option to purchase up to 22,222 shares and 11,111 shares, respectively, of our common stock. The Chairman of our Board of Directors receives an annual grant of an option to purchase 22,222 shares of our common stock. Members of our Board of Directors who are our employees who subsequently retire from Renovis and remain on our Board of Directors will not receive an initial option grant as described above but, to the extent they are eligible, will receive subsequent option grants on each Annual Grant Date. A non-employee director’s initial award vests over a period of two years in equal quarterly installments. Subsequent option grants will vest over a period of twelve (12) months in equal quarterly installments. The exercise price of the options granted to directors will be the fair market value of a share of common stock on the date of grant. The term of each option is ten (10) years from the date the option is granted. Each eligible member of our Board of Directors must continue to serve through the Annual Grant Date in order to receive an automatic option grant. Upon a director’s termination of membership on our Board of Directors, such options remain exercisable for twelve (12) months following such termination of membership on our Board of Directors (or such longer period as our Board of Directors may determine in its discretion on or after the date of grant of such option). In 2007, non-employees directors received the same number of option awards as in 2006.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE DIRECTORS

NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2:

RATIFICATION OF

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Renovis’ independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and our Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee and our Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP for the following services during fiscal years 2006 and 2005:

	Fiscal Year Ended
	2006	2005
Audit fees(1)	$440,803	$561,325
Audit-related fees(2)	9,600	—
Tax fees(3)	17,000	15,500
All other fees(4)	2,500	2,000

Total fees	$469,903	$578,825

(1)	2006 and 2005 audit fees included fees for the audits of our annual financial statements and internal control over financial reporting included in our Form 10-K, timely quarterly reviews of our financial statements, reviews in connection with registration statements on Form S-3, and issuance of consents and review of documents filed with the SEC.
(2)	Includes fees related to accounting consultations relating to various transactions.
(3)	Includes fees for tax compliance, tax advice and tax planning. Tax compliance consists of fees billed for professional services related to federal and state tax compliance.
(4)	Includes fees for access to an on-line accounting tool.

The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2006.

Our Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to our company is compatible with maintaining the registered public accounting firm’s independence, and concluded that such independence has not been impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF RENOVIS AS SET FORTH

IN THIS PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2007 by: (1) each of our directors; (2) each of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) the three additional most highly compensated executive officers who were serving in their positions as of December 31, 2006 and (iv) up to two executive officers who would have been among the three additional most highly compensated executive officers but were not serving as executive officers as of December 31, 2006 (collectively, our “Named Executive Officers); (3) by each person known by us based on publicly available records to be the beneficial owner of more than 5% of our outstanding common stock; and (4) all of our directors and executive officers as a group. As of April 1, 2007, we had 29,569,112 shares of our common stock outstanding.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants or other rights that are currently exercisable or exercisable within 60 days of April 1, 2007, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person except with respect to the percentage ownership of all directors and executive officers as a group. Unless indicated below, the address of each beneficial owner listed below is c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage
Stockholders owning more than approximately 5%
Entities affiliated with Biotechnology Value Fund, L.P.(2)	2,351,600	7.95%
Entities affiliated with RA Capital Management, LLC(3)	1,622,900	5.49
Directors and Executive Officers
Corey S. Goodman, Ph.D.(4)	535,455	1.79
John C. Doyle(5)	116,819	*
Michael G. Kelly, Ph.D.(6)	176,813	*
Marlene F. Perry(7)	79,105	*
Tito A. Serafini, Ph.D.(8)	284,018	*
Dushyant Pathak, Ph.D.(9)	143,167	*
John P. Walker(10)	154,112	*
Bruce L.A. Carter, Ph.D.(11)	36,110	*
Nancy M. Crowell(12)	51,665	*
Anthony B. Evnin, Ph.D.(13)	1,356,959	4.58
John H. Friedman(14)	721,824	2.44
Judith A. Hemberger, Ph.D.(15)	33,332	*
Edward E. Penhoet, Ph.D.(16)	1,197,708	4.04
All directors and officers as a group (13 persons)(17)	4,887,087	15.90

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	This table is based on information supplied to us by our officers and directors and documents filed with the Securities and Exchange Commission, including Schedules 13G.
(2)

Pursuant to a Schedule 13G filed on December 14, 2006, Biotechnology Value Fund, L.P. reported the following: (a) 508,180 shares of common stock beneficially owned by Biotechnology Value Fund, L.P.; (b) 349,950 shares of common stock beneficially owned by Biotechnology Value Fund, II, L.P.; (c) 1,344,158 shares of common stock beneficially owned by BVF Investments, L.L.C.; (d) 149,312 shares of common stock beneficially owned by Investment 10, L.L.C.; and (e) 2,351,600 shares of common stock beneficially owned by BVF Partners L.P. and BVF Inc. Pursuant to the operating agreement of BVF Investments, L.L.C, BVF Partners L.P. is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of BVF Investments, L.L.C., in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. BVF Partners L.P. and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C. and those owned by Investment 10, L.L.C., on whose behalf BVF Partners L.P. acts as an investment manager and, accordingly, BVF Partners L.P. and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties. The address of these entities is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(3)	Pursuant to a Schedule 13G filed on January 29, 2007, RA Capital Management, LLC reported: 1,622,900 shares of common stock beneficially owned by Richard H. Aldrich, Peter Kolchinsky, RA Capital Management, LLC and RA Capital Biotech Fund, L.P. Mr. Aldrich and Mr. Kolchinsky are the managers of RA Capital Management, LLC, which is the sole general partner of RA Capital Biotech Fund, L.P. The address of these entities is 111 Huntington Avenue, Suite 610, Boston, Massachusetts 02199.
(4)	Represents: (a) 200,594 shares of common stock held by Dr. Goodman and the Goodman family trust; and (b) 334,861 shares of common stock Dr. Goodman has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007, 20,140 shares of which would be subject to repurchase by Renovis, if so exercised.
(5)	Represents: (a) 29,898 shares of common stock held by Mr. Doyle; and (b) 86,921 shares of common stock Mr. Doyle has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007, 6,297 shares of which would be subject to repurchase by Renovis, if so exercised.
(6)	Represents: (a) 37,371 shares of common stock held by Dr. Kelly; and (b) 139,442 shares of common stock Dr. Kelly has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007, 8,150 shares of which would be subject to repurchase by Renovis, if so exercised.
(7)	Represents: (a) 4,218 shares of common stock held by Ms. Perry; and (b) 74,887 shares of common stock Ms. Perry has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(8)	Represents: (a) 212,167 shares of common stock held by Dr. Serafini, his trust and the Serafini family trust; and (b) 71,851 shares of common stock Dr. Serafini has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(9)	Represents: (a) 59,049 shares of common stock held by Dr. Pathak; and (b) 84,118 shares of common stock Dr. Pathak has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(10)	Represents: (a) 60,840 shares of common stock held by Mr. Walker; (b) 82,221 shares of common stock Mr. Walker has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007; and (c) 11,051 shares of common stock held by CentPharm, LLC. Mr. Walker is an Equity Manager of CentPharm, LLC. Mr. Walker disclaims beneficial ownership of the shares held by CentPharm, LLC except to the extent of his pecuniary interest therein.
(11)	Represents 36,110 shares of common stock Dr. Carter has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(12)	Represents 51,665 shares of common stock Ms. Crowell has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(13)

Represents: (a) 5,678 shares of common stock held by Dr. Evnin; (b) 47,221 shares of common stock Dr. Evnin has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007; (c) 234,767 shares of common stock held by Venrock Associates; (d) 1,043,216 shares of common stock held by Venrock Associates III, LP; (e) 17,022 shares of common stock held by Venrock Entrepreneurs Fund III, LP; (f) 9,027 shares of common stock held by Venrock Entrepreneurs Fund, LP; (g) 4 shares of common stock held by Venrock Management III, LLC; (h) 20 shares of common stock held by Venrock Management, LLC; and (i) 4 shares of common stock held by VEF Management III, LLC. Dr. Evnin is a General Partner of Venrock Associates, a Member of Venrock Management III LLC, which is the General Partner of Venrock Associates III, LP, a Member of Venrock Management LLC, which is the General Partner of Venrock Entrepreneurs Fund, L.P., and a Member of VEF Management III LLC, which is the

General Partner of Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.
(14)	Represents: (a) 47,221 shares of common stock Mr. Friedman has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007; and (b) 674,603 shares of common stock held by Easton Hunt Capital Partners, LP. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, LP except to the extent of his pecuniary interest therein.
(15)	Represents 33,332 shares of common stock Dr. Hemberger has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007.
(16)	Represents: (a) 76,042 shares of common stock held by Dr. Penhoet; (b) 80,554 shares of common stock Dr. Penhoet has the right to acquire pursuant to options exercisable within 60 days of April 1, 2007, none of which would be subject to repurchase by Renovis, if so exercised; (c) 378,918 shares of common stock held by Alta BioPharma Partners II, LP; (d) 13,939 shares of common stock held by Alta Embarcadero BioPharma Partners II, LLC; (e) 640,168 shares of common stock held by Alta California Partners II, LP; and (f) 8,087 shares of common stock held by Alta Embarcadero Partners II, LLC. Dr. Penhoet is a Director of Alta BioPharma Management II, LLC, which is the general partner of Alta BioPharma Partners II, LP. He disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Dr. Penhoet does not have voting or dispositive power over the shares held by Alta Embarcadero BioPharma Partners II, LLC, Alta California Partners II, LP or Alta Embarcadero Partners II, LLC.
(17)	Represents an aggregate of 1,170,404 shares of common stock that directors and executive officers, including the Named Executive Officers, have the right to acquire pursuant to options exercisable within 60 days of April 1, 2007, 34,587 shares of which would be subject to repurchase by Renovis, if so exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of ours. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

To date, based solely on review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met for the fiscal year ended December 31, 2006.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 1, 2007. Further information with regard to Dr. Goodman is presented under Proposal No. 1, above.

Name	Age	Position
Corey S. Goodman, Ph.D.	55	President, Chief Executive Officer and Director
John C. Doyle	38	Senior Vice President, Corporate Development and Chief Financial Officer
Michael G. Kelly, Ph.D.	53	Senior Vice President, Research and Development
Marlene F. Perry	51	Senior Vice President, Human Resources and Facilities

John C. Doyle has served as our Senior Vice President, Corporate Development and Chief Financial Officer since January 2007, and served as our Senior Vice President, Finance and Operations and Chief Financial Officer from August 2006 to January 2007, and as our Vice President, Finance and Chief Financial Officer from August 2002 to August 2006. He currently oversees our corporate and business development efforts, our investor and public relations functions, our information technology function, our program management efforts and our financial operations and strategy. He was Vice President, Venture Finance and Director of Finance at Garage Technology Ventures, a venture capital investment bank, from 1999 to 2000. Prior to joining Garage Technology Ventures, Mr. Doyle was Controller of Tularik, Inc., a biotechnology company, from 1996 to 1999. Mr. Doyle managed financial reporting at Athena Neurosciences, Inc., a biotechnology company (acquired by Elan Corporation), during 1996 and was an auditor at Price Waterhouse LLP (now PricewaterhouseCoopers) from 1991 to 1996. Mr. Doyle is a Certified Public Accountant and received a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

Michael G. Kelly, Ph.D., has served as our Senior Vice President, Research and Development, since January 2006. He previously served as our Vice President, Drug Discovery from January 2003 to January 2006. He currently oversees our drug discovery and development efforts, including medicinal chemistry, in vitro and in vivo pharmacology, toxicology, preclinical development and our intellectual property function. During 2002, he served as Senior Director of Chemistry at NeoGenesis Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2002, he was a Director of Research at Amgen Inc., a biotechnology company, and from 1992 to 1999, he was a Principal Scientist at Wyeth, a pharmaceutical company, and from 1982 was a senior chemist at Burroughs Wellcome, a pharmaceutical company. He is an inventor on more than fifty U.S. patents. Dr. Kelly received a B.S. in Chemistry from the University of Ulster at Coleraine and a Ph.D. in Chemistry from the University of Southampton and conducted postdoctoral research studies at the University of Michigan and the University of Nottingham.

Marlene F. Perry has served as our Senior Vice President, Human Resources and Facilities since January 2007 and served as our Senior Vice President, Human Resources from August 2006 to January 2007 and as our Vice President, Human Resources from July 2004 to August 2006. She currently oversees the development and administration of our human resources functions and strategy and oversees the operation of our facilities. She served as Vice President of Human Resources, from 1999 to 2004, at SangStat Medical Corporation, a biotechnology company acquired by Genzyme Corporation. Prior to joining SangStat, Ms. Perry held various positions in human resources and finance during the preceding 20 years in the insurance industry. She received a B.S. in Statistics from California State University, Hayward and has taken continuing education courses in human resources, project management and strategic planning.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively and to remunerate executive officers consistent with our success and their contribution to that success. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of the company and linked to specific, measurable results intended to create value for stockholders.

The Compensation Committee designs our executive compensation program with the following overall objectives:

•	Attract, motivate and retain individuals of superior ability and managerial talent;

•	Ensure executive compensation is aligned with the company’s corporate strategies, business objectives and the long-term interests of stockholders;

•	Encourage high performance and promote accountability by linking incentive award opportunities to the achievement of key individual performance measures; and

•

Enhance the officers’ incentives to maximize stockholder value by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the company through stock options and other equity awards.

We strive to provide a total compensation package to our executive officers that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives. The Compensation Committee believes that for biotechnology companies like Renovis, many traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in measuring performance of executive officers. Accordingly, the Compensation Committee does not use profitability measures as a significant factor in reviewing executive officer performance and determining executive compensation. Instead, the Compensation Committee evaluates other indications of performance, such as progress of research and development programs and corporate development activities, as well as success in securing and maintaining capital sufficient to support its research and development activities. These considerations necessarily involve an assessment by the Compensation Committee of individual and corporate performance. In addition, total compensation paid to executive officers is designed to be competitive with compensation packages paid to the management of peer companies in the biotechnology industry. Please see the section below entitled “Compensation Benchmarking and Peer Group” for further discussion and a list of these peer companies.

Elements of Compensation

Consistent with our performance-based philosophy, our executive compensation program includes both base compensation and incentive based compensation. Specifically, our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses pursuant to the corporate bonus plan described below and (iii) long-term equity-based incentives in the form of the stock awards described below. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees.

The Compensation Committee, in consultation with our chief executive officer and a compensation consulting firm, decides how much cash compensation should be part of each of our executive officers’ total compensation by benchmarking to the peer group of biotechnology companies listed below and considering the relative importance of short-term incentives. In addition, the Compensation Committee, in consultation with our chief executive officer and compensation consulting firm, determines the equity-based component of executive compensation so as to align the interests of our management with stockholders, considering each of our executive officers’ equity holdings. We evaluate annually the balance between equity and cash compensation among our executive officers. To strengthen the linkage between total compensation and performance, there is no minimum award of compensation required by the corporate bonus plan or the company’s stock award program.

We account for share-based awards granted to our employees after January 1, 2006 under the rules of SFAS No. 123(R), which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure our annual cash bonus compensation so that it is taxable to our executives at the time it is paid to them. We currently intend that all cash compensation paid will be tax deductible for us. While any gain recognized by employees from nonqualified share options should be deductible, to the extent that an option constitutes an “incentive stock option” within the meaning of the Internal Revenue Code, any gain recognized by the option holders will not be deductible unless there is a disqualifying disposition by the optionee.

Determination of Compensation Awards

Our Board of Directors has delegated to our Compensation Committee the primary authority to determine and recommend compensation awards available to our executive officers. Consistent with prior years, an independent compensation consulting firm was retained by the Compensation Committee to assist it in the determination of the key elements of the company’s compensation programs. The compensation consultant engaged by the Compensation Committee is an independent consultant specializing in compensation matters in the biotechnology industry and does not provide any other services to the company.

The compensation consultant provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers. The compensation consultant also advised on, among other things, structuring the company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to executive officers. Based in part upon the compensation consultant’s recommendations, our executive compensation package consists of a fixed base salary and variable cash and stock-based incentive awards, with a significant portion weighted towards the variable components to ensure that total compensation reflects the overall success or failure of the company and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to stockholders.

To provide additional information to support the Compensation Committee’s compensation decisions, our chief executive officer typically provides annual recommendations to the Compensation Committee and discusses with the committee the compensation and performance of all executive officers, excluding himself. Our chief executive officer bases his recommendations in part upon annual performance reviews of our executive officers. The Compensation Committee evaluates our chief executive officer’s performance reviews of our executive officers and provides input to the chief executive officer regarding such reviews. Our chief executive officer’s compensation is determined by the Compensation Committee following its review and analysis of the chief executive officer’s performance.

In determining executive compensation, the Compensation Committee takes into account many factors, including the progress of the company’s research and development activities during the year, success in managing and entering into significant collaborations and financial performance, as well as an evaluation of the individual performance and contribution of each executive to the company’s performance for the year. Particular emphasis is placed on the individual officer’s level of responsibility for and role in meeting the company’s research and development, clinical development, corporate development, strategic, technological, financial and human resources objectives.

Compensation Benchmarking and Peer Group

The company intends to target its executive total cash compensation program between the 60th and 75th percentile of a selected peer group of biotechnology companies, with the Compensation Committee’s determination of each executive officer’s cash compensation based on individual performance, capability and experience. An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by other biotechnology companies in order for us to offer competitive compensation within that group of companies. Each year the Compensation Committee reviews survey date indicating the compensation practices of a peer group of companies used to assess our competitiveness. That peer group consists of twenty to twenty-five similarly situated biotechnology companies. For 2006, this “Peer Group” of companies included Alexion Pharmaceuticals, Inc., Anadys Pharmaceuticals, Inc., Antigenics Inc., Arena Pharmaceuticals, Inc., Array BioPharma Inc., Cell Genesys, Inc., Cubist Pharmaceuticals, Inc., CV Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, Dov Pharmaceuticals, Inc., GTx, Inc., Idenix Pharmaceuticals, Inc., InterMune, Inc., Kosan Biosciences Incorporated, MannKind Corporation, Maxygen, Inc., Momenta Pharmaceuticals, Inc., Myogen, Inc., Neurogen Corporation, Nuvelo, Inc., Rigel Pharmaceuticals, Inc., Telik, Inc., Tercica, Inc. and Trimeris, Inc. The peer group may be adjusted from year to year in response to changes in, among other things, the stage of development and market capitalization of members of the peer group and the company. For 2007, the peer group will include those companies identified above, with the exception of Alexion Pharmaceuticals, Cubist Pharmaceuticals, Dov Pharmaceuticals, Myogen and Nuvelo, which will not be included.

While we maintain a target range for total executive compensation among our Peer Group, we believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the company to provide total compensation packages to certain of the company’s senior executive management that may deviate from the general principle of targeting total compensation at between the 60th and 75th percentile for our Peer Group. Actual pay for each executive officer is determined within this framework and is driven by the performance of the executive, as well as the performance of the company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

We believe our compensation package of base salary, equity incentive awards and annual cash bonuses appropriately provides market compensation to our executive officers and provides incentives and rewards for both short-term and long-term performance, thereby linking executive compensation to activities designed to maximize total return to stockholders.

Base Compensation

The base salaries of our executive officers are reviewed annually and adjustments are made at the beginning of the fiscal year to reflect changes in job description, responsibilities and market conditions. When establishing or reviewing compensation levels for each executive officer, the Compensation Committee considers several factors, including the qualifications of the executive, his or her level of relevant experience, specific operating roles and duties, strategic goals for which the executive has responsibility, the executive’s individual performance and market positioning. No formulaic base salary increases are provided to our executive officers.

In setting base salaries for our executive officers, each year the Compensation Committee reviews data provided by an independent compensation consulting firm regarding the Peer Group as well as actual salaries reported in the proxy statements of Peer Group companies. The Compensation Committee has adopted the guideline of setting executive base salaries between the 50th and 75th percentile, with a total cash compensation target between the 60th and the 75th percentile of our Peer Group.

The Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside the company. The level of salaries paid to our executive officers also takes into account the individual officer’s level of responsibility for and role in meeting the company’s research and development, clinical development, corporate development, strategic, technological, financial and human resources objectives.

Variable Compensation (Bonuses)

The Compensation Committee structures the corporate bonus plan, its annual discretionary cash bonus program, to reward certain employees, including executive officers, based on the company’s performance and the individual’s contribution to that performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved. The size of the annual bonus pool is determined by our Compensation Committee and is funded based on our achievement of our corporate goals, and is not tied to individual performance objectives. Payments under the corporate bonus plan are not guaranteed and funding of the annual bonus pool depends on the company meeting or exceeding the corporate goals. The corporate goals are defined and approved by the Board of Directors and the Compensation Committee at the beginning of the plan year and are communicated to all eligible employees, including executive officers. The corporate bonus pool is funded and bonuses are paid in increasing amounts if at least 60% or more of the overall corporate goals are met, as assessed by the Compensation Committee. In addition to company performance, the corporate bonus plan evaluates individual performance by position and will recognize and reward outstanding performance with over-target awards. The corporate bonus plan eliminates awards for under performance defined at the corporate level as failure to meet at least 60% of corporate goals. Payments under the corporate bonus program are contingent upon continued employment through the actual date of payment.

The corporate bonus plan takes into account both individual and company performance. The individual portion is a factor of both an individual’s performance and the individual’s target bonus percentage. The individual performance of the chief executive officer is determined by the Compensation Committee. The individual performance of the other executive officers is determined by the Compensation Committee after consideration of performance reviews completed by the chief executive officer. Each bonus-eligible employee, including executive officers, is assigned a target bonus opportunity, expressed as a percentage of base salary, based on job level. For the year ended December 31, 2006, the target bonus opportunity for the chief executive officer was 50% of base salary and the target bonus opportunity for other executive officers was 35% of base salary. The company portion is a factor of the company’s performance against the corporate goals, as assessed by the Compensation Committee. In addition, in determining annual discretionary bonus awards, company and individual performance are weighted according to position.

Actual bonus awards granted for 2006 and paid in January 2007 were $176,400 (Dr. Goodman), $86,000 (Mr. Doyle), $86,000 (Dr. Kelly), and $67,500 (Ms. Perry). In determining these bonus awards, the Compensation Committee evaluated the performance of the company and executive officers with regard to: maintaining cash resources; optimizing relative stockholder returns; entering into a collaboration for an existing preclinical program; progressing the current collaborations with Pfizer Inc. and Genentech, Inc.; advancing current preclinical candidates; increasing the company’s drug development pipeline and expanding the company’s research and development capabilities. The Compensation Committee establishes performance targets at levels that the Committee believes are achievable based on its assessment of the probable performance of the company and our executive officers. In the Committee’s judgment, performance targets for fiscal year 2006 were not substantially certain to be attained and required strong performance by the company and each of our executive officers in order for the targets to be attained.

Target bonus opportunities for executive officers in 2007 will remain the same (50% of base salary for the president and chief executive officer and 35% of base salary for all other executive officers) with actual bonus awards determined by the Committee in January 2008, in accordance with the terms of the plan. Actual bonuses will be based on the achievement of company and individual performance goals and may be higher or lower than targeted amounts according to performance. Company performance goals will be based on meeting certain objectives with respect to financial performance, research and development and corporate development. The criteria for evaluating the performance of the company and executive officers will include: maintaining cash resources; optimizing relative stockholder returns; expanding the company’s clinical development capabilities; advancing the company’s current preclinical candidates; progressing the collaboration with Pfizer; and entering into new collaborations with respect to an existing preclinical program. Our Board of Directors and Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

Equity Incentive Awards

The company’s executive officers and employees are eligible to receive annual awards of equity compensation. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of share-based awards. Our equity compensation plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of share-based awards offers the best approach to achieving our compensation goals. We have not adopted share ownership guidelines and our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. Due to the early stage of our business, we believe that equity awards will create attractive incentives for our executive officers to achieve long-term performance goals because they provide significant opportunities for our executive officers to benefit from any future successes in our business. The Compensation Committee has adopted the guideline of setting executive equity incentive awards between the 50th and 75th percentile of our Peer Group.

Stock Options

In 2006, as in prior years, the company utilized stock options as its primary equity incentive award. Guidelines for executive stock option grants were developed in consultation with our compensation consultant, based upon several factors, including:

•	analysis of long-term incentive awards based on each individual executive’s position;

•	responsibilities, performance and contribution to the achievement of our long-term goals; and

•	competitive stock option data from our Peer Group.

In addition, the Compensation Committee considered each executive officer’s existing stock and option holdings and the potential reward to the officer if the company’s stock price were to appreciate in the public market. Because stock options generally vest and become exercisable over a period of time, the Compensation Committee believes that options encourage executives to remain in the long-term employ of the company.

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. The Compensation Committee believes that this provides a reasonable time frame in which to align the executive officers’ incentives with the price appreciation of the company’s shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Stock options granted to executive officers during 2006 are described below under the heading, “Grants of Plan-Based Awards.”

Deferred Stock Units

In January 2007, the Compensation Committee decided to utilize deferred stock units instead of stock options for the annual equity incentive award program for all employees, including executive officers. The Compensation Committee considered, among other things: the significant decline in the trading price of the company’s stock in the fourth quarter of 2006; the preclinical stage of the company’s business following the failure of its lead clinical development candidate; the exercise prices of the options granted to employees, including executive officers, through the annual equity incentive award program in recent years; the company’s philosophy of aligning executive compensation with the long-term interests of the company’s stockholders; and the features of deferred stock units, as described below.

Deferred stock units are rights to receive shares of common stock that vest over time. Each deferred stock unit award granted to our executive officers in January 2007 is subject to the terms and conditions of the 2003 Stock Plan and will vest with respect to 1/36 of the shares of common stock subject to the award for each calendar month such that the entire award will be vested on December 31, 2009, subject to the individual’s continued service through the applicable vesting date. Unlike stock options, deferred stock units do not require the delivery of a notice of exercise or the payment of an exercise price. Instead, the shares of common stock subject to vested deferred stock units will be issued and delivered to the holder after the earlier of the following: (i) a date selected by the company between January 1 and March 15 of the calendar year following the calendar year of the vesting date, (ii) the holder’s termination of employment, (iii) the holder’s disability, (iv) the holder’s death, or (v) a change in control.

As described below under the heading “Employment Agreements and Change of Control Arrangements,” the vesting of the deferred stock units granted to executive officers may be accelerated in the event the individual’s employment is terminated without cause or there is a constructive termination of the individual’s employment. In no event shall any deferred stock units vest following the individual’s termination of employment or service.

In January 2007, the Compensation Committee awarded an aggregate of 870,000 deferred stock units to our four current executive officers, including 395,000 to Dr. Goodman, 180,000 to Dr. Kelly, 180,000 to Mr. Doyle and 115,000 to Ms. Perry.

Option Cancellation Agreements

Effective January 4, 2007, we entered into stock option cancellation agreements with each of our current executive officers. Under the terms of the cancellation agreements, in exchange for a payment of $0.001 per share, the par value of the company’s common stock, each executive officer surrendered for cancellation certain stock options that had been previously granted to such officer. In aggregate, options to purchase 1,005,000 shares were cancelled. The company has no obligation to grant future options or other equity-based awards to the executive officers in connection with the cancellation of these options. The shares reserved for issuance under the cancelled options were immediately available for grants in connection with additional equity awards to non-executive employees under the 2003 Stock Plan, without stockholder approval in accordance with Rule 4350(i)(1)(A) of the Rules of the National Association of Securities Dealers, Inc. and interpretative guidance issued thereunder. We continue to utilize the shares that became available as a result of the cancellations for equity awards to non-executive employees, in an effort to provide retention and performance incentives to those employees.

Executive Promotions

In August 2006, Mr. Doyle was promoted to the position of Senior Vice President, Finance and Operations and Chief Financial Officer and Ms. Perry was promoted to the position of Senior Vice President, Human Resources. In connection with these promotions, Mr. Doyle’s base salary was increased to $300,000 and he received an award of 80,000 stock options, and Ms. Perry’s base salary was increased to $230,000 and she received an award of 30,000 stock options. Further information regarding the options granted to Mr. Doyle and Ms. Perry can be found below under the heading, “Grants of Plan-Based Awards.”

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), which covers eligible employees, including executive officers. The 401(k) Plan permits eligible employees to defer a percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. At the discretion of the Board of Directors, the company makes annual matching contributions to the 401(k) Plan in shares of company common stock up to an amount equal to $3,000 per year to each participating employee, subject to certain other limits. The matching contributions are made each January. Plan participants vest immediately in the amounts contributed by the company. Employees are eligible to participate in the 401(k) Plan after one month of employment.

Defined Benefit Plans

We do not have any defined benefit plans.

Severance and Change in Control Arrangements

Each of our executive officers has entered into an employment agreement with the company, which provides for severance benefits under certain events. Pursuant to these agreements, if the executive’s employment with us is terminated without cause or the executive is constructively terminated, the executive is entitled to receive payments and benefits as described below under the heading, “Employment Agreements and Change of Control Arrangements.”

In addition, each employment agreement provides a “double trigger” severance and change of control mechanism. We believe that a double trigger mechanism is consistent with the objectives of providing the highest possible return to stockholders by aligning the incentives of management with stockholders in the event of a change of control transaction. Under the change of control provisions, if the executive’s employment with us is terminated without cause, or the executive is constructively terminated, in each case within the thirteen-month period following a change of control of the company, the executive is entitled to receive payments and benefits as described below under the heading, “Employment Agreements and Change of Control Arrangements.”

Other Elements of Compensation and Perquisites

Medical Insurance. We provide to each executive officer and each executive officer’s spouse and children such health, dental and optical insurance as we may from time to time make available to its other employees.

Life and Disability Insurance. We provide each executive officer such disability and/or life insurance as we may from time to time make available to its other employees. In addition, the company maintains a term-life insurance policy for Dr. Goodman providing a benefit of $1,000,000 to each of the company and Dr. Goodman’s estate.

Policies with Respect to Equity Compensation Awards

We grant all equity incentive awards based on the fair market value as defined in the applicable equity incentive plan. We do not have a policy of granting stock options or similar awards at other than the fair market value. The exercise price for stock option grants and similar awards is determined by looking at quoted price per share on the Nasdaq Stock Market.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE

Anthony B. Evnin, Ph.D. Chairperson(1)

Nancy Crowell(2)

Judith Hemberger, Ph.D.(3)

(1)	A member since August 2000
(2)	A member since November 2002
(3)	A member since July 2005

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933 or the Exchange Act of 1934.

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006, the compensation paid to or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation ($)		Total ($)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	2006	441,000	1,883,341		176,400	96,729	(4)	2,597,470
John C. Doyle Senior Vice President, Corporate Development and Chief Financial Officer	2006	284,471	638,816		86,000	5,268		1,014,555
Michael G. Kelly, Ph.D. Senior Vice President, Research and Development	2006	300,000	902,428		86,000	6,307		1,294,735
Tito A. Serafini, Ph.D.(5) Vice President, Technology	2006	264,500	1,042,299	(6)	—	339,087	(7)	1,645,886
Marlene F. Perry Senior Vice President, Human Resources and Facilities	2006	223,789	316,726		67,500	5,591		613,606
Dushyant Pathak, Ph.D.(8) Vice President, Corporate Development	2006	257,589	581,497		—	130,848	(9)	969,934

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Renovis’ 401(k) Plan.
(2)	Represents the amount of compensation cost recognized by us in fiscal 2006 related to stock option awards granted in fiscal 2006 and prior years, as described in SFAS 123(R). For a discussion of valuation assumptions, see Note 10 to our 2006 Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Please see the Grants of Plan-Based Awards table below for more information regarding stock awards granted in 2006.
(3)	Includes amounts paid in January 2007 based on our Compensation Committee’s review of corporate performance and individual achievements for fiscal year 2006. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to fiscal 2006 were paid to executive officers who were employed on the payment date.
(4)	Includes payments for term life insurance, supplemental life insurance and/or supplemental long-term disability insurance, matching contributions made in our common stock under the Renovis 401(k) Plan, $47,478 for transportation between Dr. Goodman’s residence and our office and $35,085 in reimbursement on taxes owed with respect to such transportation services.
(5)	Pursuant to a separation agreement, Dr. Serafini’s employment as Vice President, Technology terminated effective January 3, 2007.
(6)	Includes an additional $440,531 in stock based compensation cost as a result of the acceleration of vesting of certain of Dr. Serafini’s options, recognized on December 29, 2006, the effective date of his separation agreement.
(7)	Includes payments for term life insurance, supplemental life insurance and/or supplemental long-term disability insurance and matching contributions made in our common stock under the Renovis 401(k), as well as severance benefits of $333,901 paid pursuant to his separation agreement, which included the equivalent of 12 months gross base salary, or $264,500, and the equivalent of a bonus for 2006, or $69,401.
(8)	Pursuant to an employment transition and separation agreement, Dr. Pathak’s employment as Vice President, Corporate Development, terminated effective November 30, 2006.
(9)	Includes payments for term life insurance, supplemental life insurance and/or supplemental long-term disability insurance and severance benefits of $128,708 pursuant to his employment transition and separation agreement.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($/Share)(4)
		Threshold ($)	Target ($)	Maximum ($)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	1/16/2006 —	132,300	220,500	308,700	350,000	18.19	3,913,035
John C. Doyle Senior Vice President, Corporate Development and Chief Financial Officer	1/16/2006 8/15/2006 —	62,228	99,565	141,880	60,000 80,000	18.19 12.91	577,453 655,704
Michael G. Kelly, Ph.D. Senior Vice President, Research and Development	1/16/2006 —	65,625	105,000	149,625	150,000	18.19	1,443,630
Tito A. Serafini, Ph.D.(1) Vice President, Technology	1/16/2006	—	—	—	45,000	18.19	433,089
Marlene F. Perry Senior Vice President, Human Resources and Facilities	1/16/2006 8/15/2006 —	48,954	78,326	111,615	45,000 30,000	18.19 12.91	433,089 245,889
Dushyant Pathak, Ph.D.(2) Vice President, Corporate Development	1/16/2006	—	—	—	45,000	18.19	433,089

(1)	Pursuant to a separation agreement, Dr. Serafini’s employment as Vice President, Technology terminated effective January 3, 2007.
(2)	Pursuant to an employment transition and separation agreement, Dr. Pathak’s employment as Vice President, Corporate Development, terminated effective November 30, 2006.
(3)

The terms of the option grants, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under our Amended and Restated 2003 Stock Plan. All options vest over a four-year period except for the option granted to Dr. Goodman, which vest over a six-year period. The options vest at the rate of 1/48th per month such that the option will be fully vested after four years. Dr. Goodman’s option vests at the rate of 1/72nd per month such that his option will be fully vested after six years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the last trading day before the grant date. The closing market price on the grant date has not been disclosed because this price did not exceed the exercise price of these awards.

(4)	Represents the grant date fair value, pursuant to SFAS 123(R). For a discussion of valuation assumptions, see Note 10 to our 2006 Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable(#)		Option Exercise Price ($)(1)	Option Expiration Date(2)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	3/18/2003 8/22/2003 9/24/2003 2/9/2005 1/16/2006	(12) (12)	30,000 116,667 133,333 64,166 53,472	(3) (3) (3) (4) (5)	— — — 75,834 296,528	(4) (5)	1.13 1.35 4.50 11.70 18.19	3/17/2013 8/21/2013 9/23/2013 2/8/2015 1/15/2016
John C. Doyle Senior Vice President, Corporate Development and Chief Financial Officer	9/10/2002 3/18/2003 8/22/2003 9/24/2003 2/9/2005 1/16/2006 8/15/2006	(12) (12) (12)	3,125 4,630 15,278 38,888 27,500 13,750 6,666	(6) (7) (3) (3) (4) (4) (4)	— — — — 32,500 46,250 73,334	(4) (4) (4)	1.13 1.13 1.35 4.50 11.70 18.19 12.91	9/9/2012 3/17/2013 8/21/2013 9/23/2013 2/8/2015 1/15/2016 8/14/2016
Michael G. Kelly, Ph.D. Senior Vice President, Research and Development	8/22/2003 9/24/2003 2/9/2005 1/16/2006	(12) (12)	66,665 47,777 27,500 34,375	(3) (3) (4) (4)	— — 32,500 115,625	(4) (4)	1.35 4.50 11.70 18.19	8/21/2013 9/23/2013 2/8/2015 1/15/2016
Tito A. Serafini, Ph. D. Vice President, Technology	8/22/2003 9/24/2003 2/9/2005 1/16/2006	(13) (13)	22,963 48,888 18,333 10,312	(3) (3) (4) (4)	— — 21,667 34,688	(4) (4)	1.35 4.50 11.70 18.19	8/21/2013 9/23/2013 2/8/2015 1/15/2016
Marlene F. Perry Senior Vice President, Human Resource	7/15/2004 2/9/2005 1/16/2006 8/15/2006	(12) (12) (12)	49,958 13,750 10,312 2,500	(8) (4) (4) (4)	34,042 16,250 34,688 27,500	(8) (4) (4) (4)	9.41 11.70 18.19 12.91	7/14/2014 2/8/2015 1/15/2016 8/14/2016
Dushyant Pathak, Ph. D. Vice President, Corporate Development(9)	3/18/2003 8/22/2003 9/24/2003 2/9/2005 1/16/2006		9,167 9,930 27,523 20,094 14,999	(10) (11) (3) (8) (4)	— — — — —		1.13 1.35 4.50 11.70 18.19	3/17/2013 8/21/2013 9/23/2013 2/8/2015 1/15/2016

(1)	Represents the closing market price of our common stock on the last trading day before the grant date.
(2)	Subject to certain exceptions, all options expire on the tenth anniversary of the grant date.
(3)

This option was granted pursuant to the Amended and Restated 2003 Equity Incentive Plan, which permits the early exercise of unvested options. This option vests at the rate of 1/48th monthly such that the option will be fully vested in four years.

(4)	This option vested at the rate of 1/48th monthly such that the option would be fully vested in four years.
(5)	This option vested at the rate of 1/72nd monthly such that option would be fully vested in six years.
(6)	This option was granted pursuant to the Amended and Restated 2000 Equity Incentive Plan, which permits the early exercise of unvested options. This option vests over four years with the first 25% vesting one year from the date of grant and 1/48 of the remaining number of shares vesting each month thereafter.
(7)	This option was granted pursuant to the Amended and Restated 2003 Equity Incentive Plan, which permits the early exercise of unvested options. This option vests over four years with the first 25% vesting six months from the date of grant and 1/48 of the remaining number of shares vesting each month thereafter.

(8)	This option vests over four years with the first 25% vesting one year from the date of grant and 1/48 of the remaining number of shares vesting each month thereafter.
(9)	Pursuant to his employment transition and separation agreement, Dr. Pathak’s employment as Vice President, Corporate Development, terminated effective November 30, 2006; however, his options remain exercisable until December 31, 2007.
(10)	This option was granted pursuant to the Amended and Restated 2003 Equity Incentive Plan, which permits the early exercise of unvested options. This option vests over four years with the first 25% vesting one year from the date of grant and 1/48 of the remaining number of shares vesting each month thereafter.
(11)	Options vest over four years with the first 25% vesting five months from the date of grant and 1/48 of the remaining number of shares vesting each month thereafter.
(12)	This option was cancelled effective January 4, 2007 pursuant to an agreement with the company effective January 4, 2007.
(13)	This option was cancelled effective January 3, 2007 pursuant to Dr. Serafini’s separation agreement

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	49,353	848,648
John C. Doyle Senior Vice President, Corporate Development and Chief Financial Officer	70,300	1,268,551
Michael G. Kelly, Ph.D. Senior Vice President, Research and Development	—	—
Tito A. Serafini, Ph. D. Vice President, Technology	—	—
Marlene F. Perry Senior Vice President, Human Resources and Facilities	2,000	23,900
Dushyant Pathak, Ph. D. Vice President, Corporate Development	48,611	767,172

Employment Agreements and Change of Control Arrangements

We have entered into an employment agreement with Corey S. Goodman, Ph.D., which provides that if at any time prior to a change of control of the company or more than 13 months following a change of control of the company, Dr. Goodman’s employment is terminated by the company without cause or by constructive termination, then Dr. Goodman is entitled to the following severance benefits: (i) an amount equal to 18 months of his base salary, (ii) 18 months of health benefits for Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman begins benefits coverage with another employer) and (iii) 18 months accelerated vesting of his stock options and other equity-based awards. The agreement further provides that if at any time within 13 months following a change of control of the company, Dr. Goodman’s employment is terminated by the company without cause or by constructive termination, then Dr. Goodman is entitled to the following severance benefits: (i) an amount equal to the sum of 24 months salary plus his annual target bonus opportunity, (ii) 24 months health benefits for Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman begins benefits coverage with another employer), (iii) immediate vesting of all unvested stock options and other equity-based awards and (iv) 24 months of outplacement services through a firm selected by the company in its sole discretion at a cost not to exceed $40,000 (such services terminate on the date on which Dr. Goodman accepts employment with another employer). However, if Dr. Goodman accepts employment with the company’s successor or acquirer on terms and conditions not less favorable than those contained in his employment agreement, he is not entitled to any severance benefits, unless at any time within 13 months following a change of control of the company, Dr. Goodman’s employment is terminated by such successor or acquirer without cause or by constructive termination. In the event that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of the company or any of its subsidiaries fails to assume Dr. Goodman’s agreement prior to the effectiveness of any such succession, Dr. Goodman is entitled to the same severance benefits he would have received had there been a constructive termination of his employment at any time within 13 months following a change of control of the company, as described above. In addition, if any payment or other benefits provided to Dr. Goodman under this agreement, or other arrangements, would result in the imposition of any excise tax under the provisions of Section 280G or Section 4999 of the Internal Revenue Code, Dr. Goodman would be entitled to a gross up payment in an amount necessary to cover all such excise and other taxes, up to a maximum of $1 million in the aggregate for Dr. Goodman and all executive officers of the company so impacted in proportion to the amount of such taxes any of them would be obligated to pay in such situation.

Dr. Goodman’s agreement also provides that the company will maintain during the term of his employment, a term-life insurance policy providing a benefit of not less than $1,000,000 to each of the company and his estate.

We have also entered into employment agreements with our executive officers John C. Doyle, Michael G. Kelly, Ph.D., and Marlene F. Perry. Each of the agreements with these executive officers provides that if at any time prior to a change of control of the company or more than 13 months following a change of control of the company, such executive officer’s employment is terminated by the company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits: (i) an amount equal to 12 months base salary, (ii) 12 months of health benefits for the executive and his or her dependents (such health benefits terminate on the date on which the executive begins coverage with another employer) and (iii) 12 months accelerated vesting of his or her stock options and other equity-based awards. Each of the agreements also provides that if at any time within 13 months following a change of control of the company, the executive officer’s employment is terminated by the company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits: (i) an amount equal to the sum of 12 months base salary plus the executive officer’s target annual bonus opportunity, (ii) 12 months of health benefits for the executive officer and his or her dependents (such health benefits terminate on the date on which the executive begins coverage with another employer), (iii) immediate vesting of all unvested stock options and other equity-based awards and (iv) 12 months of outplacement services through a firm selected by the company in its sole discretion at a cost not to exceed $20,000 (such services terminate on the date on which such executive officer accepts employment with another employer). However, if the executive officer accepts employment with the company’s successor or acquirer on terms and conditions not less favorable than those contained in his or her employment agreement, such executive officer is not entitled to any severance benefits, unless at any time within 13 months following a change of control of the company the executive officer’s employment is terminated by the successor or acquirer without cause or by constructive termination. In the event that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of the company or any of its subsidiaries fails to assume each of the executive officers’ agreements prior to the effectiveness of any such succession, then each executive officer is entitled to the same severance benefits he or she would have received had there been a constructive termination of his or her employment at any time within 13 months following a change of control of the company, as described above. In addition, if any payment or other benefits provided any executive officer under such agreement, or other arrangements, would result in the imposition of any excise tax under the provisions of Section 280G or Section 4999 of the Internal Revenue Code, the executive officer would be entitled to a gross up payment in an amount necessary to cover all such excise and other taxes, up to a maximum of $1 million in the aggregate for Dr. Goodman and all executive officers of the company so impacted in proportion to the amount of such taxes any of them would be obligated to pay in such situation.

Pursuant to the employment agreements, “constructive termination” generally means the executive officer’s resignation following: the delegation to the executive officer of duties or the reduction of the executive officer’s duties which substantially reduces the nature, responsibility or character of the executive’s position; a material reduction by the company or its successor in the executive officer’s base salary; a material reduction by the company or its successor in the kind or level of employee benefits or fringe benefits; the taking of any action by the company or its successor that would adversely affect the executive officer’s participation in any plan, program or policy generally applicable to employees of equivalent seniority; or if the company or its successor requires the executive officer to locate to a place more than 40 miles from its present headquarters.

In addition, pursuant to the employment agreements, “cause” generally means: (i) theft, dishonesty or falsification of company records; (ii) malicious or reckless disclosure of the company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the company’s management to entrust the executive officer with important matters, (B) contributed to the company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the company; and/or (iv) the breach of the employment agreement or the failure or refusal by the executive officer to work diligently to perform tasks or achieve goals reasonably requested by the Board of Directors, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

Finally, pursuant to the employment agreements, a “change in control” means the consummation of any of the following transactions: (a) a business combination, such as a merger or consolidation, of the company with any other corporation or other business entity, other than a business combination which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the company or such controlling surviving entity outstanding immediately after such business combination; (b) the sale, lease, exchange or other transfer or disposition by the company of more than 70% of the company’s assets by value; or (c) an acquisition of any voting securities of the company by any person immediately after which such person has beneficial ownership of more than 50% of the combined voting power of the company’s then outstanding voting securities.

The following table summarizes the amounts that would have been payable to our executive officers under their employment agreements in the event of either (i) a termination without cause or a constructive termination apart from a change in control or (ii) a termination without cause or a constructive termination in connection with a change in control on December 29, 2006.

Name	Benefit	Termination w/o Cause or Constructive Termination (apart from a Change in Control(1)	Termination without Cause or Constructive Termination (in connection with a Change in Control)(1)
Corey S Goodman, President and Chief Executive Officer	Base Salary	$661,500	$882,000
	Target Bonus		220,500
	Continued Health Benefits(2)	19,744	26,326
	Vesting Acceleration	57,990	57,990
	Outplacement Services	—	40,000
	280G Gross Up(3)	—	—
	Total Value:	$739,234	$1,226,816

John C. Doyle Senior Vice President, Corporate Development and Chief Financial Officer	Base Salary	$300,000	$300,000
	Target Bonus		105,000
	Continued Health Benefits(2)	9,774	9,774
	Vesting Acceleration	17,574	17,574
	Outplacement Services	—	20,000
	280G Gross Up(3)	—	—
	Total Value:	$327,348	$452,348

Michael G. Kelly, Ph.D. Senior Vice President, Research & Development	Base Salary	300,000	300,000
	Target Bonus		105,000
	Continued Health Benefits(2)	18,893	18,893
	Vesting Acceleration	24,917	24,917
	Outplacement Services	—	20,000
	280G Gross Up(3)	—	—
	Total Value:	$343,810	$468,810

Marlene Perry Senior Vice President, Human Resources and Facilities	Base Salary	230,000	230,000
	Target Bonus		80,500
	Continued Health Benefits(2)	8,477	8,477
	Vesting Acceleration	—	—
	Outplacement Services	—	20,000
	280G Gross Up(3)	—	—
	Total Value:	$238,477	$338,977

(1)	Amounts shown assume that the triggering event took place on December 29, 2006 and that the price per share of the company’s common stock was the closing market price on that date.
(2)	Represents the cost of continuation of medical, dental and vision coverage.
(3)	Represents the amount necessary, if any, to cover excise taxes under Section 280G or Section 4999 of the Internal Revenue Code, up to a maximum of $1 million in the aggregate for all executive officers of the company so impacted in proportion to the amount of such taxes any of them would be obligated to pay in such situation.

In addition, the terms of the deferred stock units granted to executive officers in January 2007 include change in control provisions similar to those in each executive employment agreement. Moreover, pursuant to each of our equity incentive plans, in the event of a change in control, if the acquiring company does not assume all outstanding equity awards, the vesting of all such awards, including those held by executive officers, accelerate immediately.

Separation Agreements

In May 2006, we entered into a confidential employment transition and separation agreement with Dushyant Pathak, Ph.D., in connection with Dr. Pathak’s resignation as Vice President, Corporate Development. Under the terms of the agreement, Dr. Pathak resigned as an executive officer effective May 16, 2006, but continued his employment through November 30, 2006, reporting to the President and Chief Executive Officer of the company and assisting in the transition of his responsibilities. In addition, pursuant to the agreement: (i) the company paid Dr. Pathak an amount equal to six (6) months of his then current gross base monthly salary, or $128,708, on or about January 1, 2007; (ii) Dr. Pathak received accelerated vesting with respect to his options to purchase shares of the company’s common stock that would have vested pursuant to their terms during the six months following November 30, 2006; and (iii) Dr. Pathak will have until December 31, 2007 to exercise options to purchase shares of the company’s common stock. The agreement contains certain other obligations and benefits.

In December 2006, we entered into a confidential separation agreement with Tito A. Serafini, Ph.D., in connection with Dr. Serafini’s resignation as Vice President, Technology, of the company. Under the terms of the agreement, Dr. Serafini’s employment terminated effective January 3, 2007. The agreement provides that Dr. Serafini will be available to provide certain consulting services to the company through January 31, 2007, and may provide, at the mutual agreement of the parties, additional consulting services through June 30, 2007. In addition, pursuant to the agreement, the company paid Dr. Serafini, on or about January 3, 2007, an amount equal to twelve months of his then current gross base monthly salary, or $264,500, and a bonus for 2006 in an amount determined by the company based on defined measurable objectives and an assessment of contributions, or $69,401. The agreement further provided that, subject to the satisfaction of certain conditions: (i) upon Dr. Serafini’s election, the company will pay for health benefits for Dr. Serafini and his dependents for up to twelve months; (ii) the company waived its repurchase rights with respect to 8,951 shares of company common stock previously acquired by Dr. Serafini upon the early exercise of unvested stock options; (iii) Dr. Serafini received accelerated vesting of stock options with respect to 34,245 shares of company common stock (see footnote (6) to the Summary Compensation Table above); (iv) Dr. Serafini will have until December 31, 2007 to exercise vested stock options; (v) Dr. Serafini surrendered to the company stock options with respect to 85,000 shares of company common stock for cancellation; and (vi) certain other obligations and benefits.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 for all of our equity compensation plans:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,346,053	(3)	$11.38	(4)	854,527	(5)
Equity compensation plans not approved by security holders(2)	288,988		$14.15	(4)	—

(1)

The plans included are our Amended and Restated 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan, 2000 Equity Incentive Plan and Employee Stock Purchase Plan. The Amended and Restated 2003 Stock Plan provides that, commencing January 15, 2005 and on each January 15 thereafter during the term of the Amended and Restated 2003 Stock Plan, the number of shares of common stock that may be issued or transferred pursuant to awards under the Amended and Restated 2003 Stock Plan shall be increased by a number equal to the least of (a) 1,055,555 shares, (b) 3.5% of our outstanding shares of common stock on such date or (c) a lesser amount determined by our Board of Directors. The Employee Stock Purchase Plan provides for an annual increase to the shares of common stock reserved under the

Employee Stock Purchase Plan on each January 1, equal to the lesser of 194,444 or 0.75% of our outstanding shares on such date, or a lesser amount determined by our Board of Directors. Since adoption of the Amended and Restated 2003 Stock Plan, we have not granted options under our 2000 Equity Incentive Plan and Amended and Restated 2003 Equity Incentive Plan, but stock option grants exercisable for 60,887 and 982,802 shares, respectively, were outstanding under these plans as of December 31, 2006.

(2)	The plans included are the Employment Inducement Options, our Amended and Restated 2006 Employment Commencement Incentive Plan and our Amended and Restated 2005 Employment Commencement Incentive Plan. The Employment Inducement Options and the Employment Commencement Incentive Plans did not require stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv). The 2006 Employment Commencement Incentive Plan expired on December 31, 2006 and the 2005 Employment Commencement Incentive Plan expired on December 31, 2005. The Employment Inducement Options and the two Employment Commencement Incentive Plans are discussed further in Note 10 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock on certain dates within a pre-determined purchase period. Accordingly, the number of securities to be issued under this plan is not determinable or included in this column.
(4)	Represents the weighted average exercise price of outstanding stock options only.
(5)	Includes 714,064 shares available for issuance under our Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of such person’s immediate families had or will have a direct or indirect material interest other than arrangements described under the caption “Executive Compensation” and “Director Compensation” and the items described below.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment or claim in certain circumstances.

We have also entered into employment agreements that include change of control arrangements with our executive officers and certain separation agreements with former executive officers, which are described above under the headings, “Employment Agreements and Change of Control Arrangements” and “Separation Agreements.”

Amended and Restated Investor Rights Agreement

We and certain of our stockholders are parties to an agreement under which such stockholders have registration rights with respect to their shares of common stock.

Polices and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is accessible on our website at www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” To identify related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. In addition, our code of business conduct and ethics establishes the corporate standards of behavior for all our employees, officers, and directors, including the requirement to identify conflicts of interest. The code of conduct is available on our website at www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as whole. Our code of conduct requires any employee, officer or director who becomes aware of a potential or actual conflict of interest to disclose it promptly to a supervisor or the chief executive officer or chief financial officer. In addition, our code of conduct requires any person who becomes aware of any departure from the standards in our code of conduct to report his or her knowledge promptly to a supervisor or the chief executive officer or chief financial officer.

AUDIT COMMITTEE REPORT

Our Audit Committee was established on October 16, 2003 and our Board of Directors adopted its Audit Committee charter on October 16, 2003. The Audit Committee is comprised of Messrs. Friedman and Walker and Ms. Crowell. Mr. Friedman is Chairman of the Audit Committee. The Audit Committee assists our Board of Directors with its oversight responsibilities: (i) regarding the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function, if any, and our independent registered public accountants. Our Board of Directors has determined that all members are financially literate as required by the Nasdaq listing standards.

Mr. Walker is our Audit Committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations. All of the members of the Audit Committee were and are “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq listing standards. Our Audit Committee Charter is located on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.”

The company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent registered public accountant is responsible for reporting on management’s assessment of the effectiveness of the company’s internal control over financial reporting, and for providing its own report on the effectiveness of internal control over financial reporting. The independent registered public accountant is also responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to oversee the accounting and financial reporting processes of the company and the audits of the internal controls and financial statements of the company pursuant to the Audit Committee’s written charter.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K and discussed such statements with management. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans of their audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2006:

(1) The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations.

(2) The Committee also reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the company’s internal control over financial reporting. The Committee also discussed with management the process used to support the certifications of the chief executive officer and the chief financial officer that are required in periodic reports filed by the company with the Securities and Exchange Commission.

(3) The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as currently in effect, and it has discussed with the auditors that firm’s independence from Renovis.

(4) The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Renovis is compatible with maintaining the auditors’ independence and concluded that such independence has not been impaired.

Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements referred to above and management’s assessment of the effectiveness of the company’s internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Committee also selected Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has referred this selection to the Board to present to the stockholders for ratification at the annual meeting.

AUDIT COMMITTEE

John H. Friedman, Chairperson(1)

John P. Walker(2)

Nancy Crowell(3)

(1)	A member since June 2004
(2)	A member since June 2004
(3)	A member since June 2006

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933 or the Exchange Act of 1934.

OTHER INFORMATION

Other Matters at the Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Annual Report on Form 10-K; Available Information

We have filed with the SEC an Annual Report on Form 10-K. Each stockholder receiving this proxy statement will also be provided with a copy of our Annual Report to Stockholders. We will provide without charge a copy of our Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, 2007 Employment Commencement Incentive Plan, Employee Stock Purchase Plan, Employment Inducement Options and/or our Annual Report on Form 10-K upon written request to our Chief Financial Officer. Copies of exhibits to our Annual Report on Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Chief Financial Officer, Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080. Our filings with the SEC may be inspected at the offices of the SEC located in Washington, D.C. Documents filed electronically with the SEC may also be accessed through the website maintained by it at www.sec.gov.

Stockholder Proposals for 2007 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be so included for the 2008 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 and must be received by us no later than January 5, 2008, unless the meeting date is before May 2, 2008 or after July 1, 2008, in which case a reasonable time before we begin to print and mail our proxy materials. In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2008 annual meeting of stockholders, such a proposal must be received by us after February 2, 2008 but no later than March 3, 2008. If the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Except as otherwise provided by law, the chairman of the meeting may disregard any stockholder proposal if the chairman determines that it is not made in compliance with the applicable notice provisions. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, we need not present the proposal for a vote at such meeting.

By order of the Board of Directors

Alan C. Mendelson

Secretary

South San Francisco, California

May 4, 2007

APPENDIX A

May 4, 2007

Dear Stockholder:

Please join us for the 2007 Annual Meeting of Stockholders of Renovis, Inc. The meeting will be held on June 1, 2007 at 1:00 p.m. Pacific time at the company’s headquarters at Two Corporate Drive, South San Francisco, California.

At this year’s meeting, you will have the opportunity to elect three directors, approve the appointment of our independent registered public accounting firm, and transact any other business properly presented at the meeting, as more fully described in the accompanying Proxy Statement. If you owned shares of common stock at the close of business on April 23, 2007, you will be entitled to vote at the Annual Meeting. In addition, you will have the opportunity to hear what has happened to our business in the past year and to ask questions. Additional information about the items of business to be discussed at our Annual Meeting is given in the enclosed Proxy Statement. You will find other detailed information about Renovis and our operations in the enclosed package which includes Renovis’ Annual Report on Form 10-K for 2006, which contains our audited financial statements.

We hope you can join us on June 1, 2007. If you are planning to attend, please send an e-mail to ir@renovis.com so that we may include you on the attendance list. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Corey S. Goodman, Ph.D.

President, Chief Executive Officer and Director

Two Corporate Drive

South San Francisco, CA 94080

tel: 650/266-1400

fax: 650/266-1505

www.renovis.com

This Proxy is Solicited on Behalf of the Board of Directors

Renovis, Inc.

2007 Annual Meeting of Stockholders

The undersigned hereby appoints John C. Doyle as proxy with power of substitution and hereby authorizes him to represent and vote all the shares of stock of Renovis, Inc., a Delaware corporation, standing in the name of the undersigned with all powers which the undersigned would have if present at the Annual Meeting of Stockholders to be held on June 1, 2007, at 1:00 p.m. Pacific time and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of Class I Directors:	01 Corey S. Goodman, Ph.D. 02 Bruce L.A. Carter Ph.D. 03 Edward E. Penhoet, Ph.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year 2007		☐ For ☐ Against ☐ Abstain

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the 2007 Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees are unable to serve.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. If you have any questions, call John C. Doyle at (650) 266-1400.

Address Change? Mark Box ☐ Indicate changes below: ☐ Plan to attend	Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.